Exhibit 99.1

VITAMIN SHOPPE, INC. 2101 91st Street North Bergen, NJ07047 (201) 624-2900 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces Fourth Quarter and Full Year 2012 Results

4Q12 Highlights:

•	4Q12 Comparable store sales grew 5.2%, includes an estimated 1.6% negative impact from Superstorm Sandy

•	E-commerce revenues increased 13.4% on a comparable basis, 6th consecutive quarter of double-digit growth

•	Fully diluted EPS of $0.32, includes impact from Superstorm Sandy and acquisition and start-up costs

•	Opened 13 new stores in the U.S.

•	Opened first 2 stores in Canada

NORTH BERGEN, N.J., February 26, 2013 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced preliminary results for its fiscal fourth quarter ended December 29, 2012. Fiscal fourth quarter 2012 was a 13-week quarter while fiscal fourth quarter 2011 was 14 weeks. On a reported basis, net income per diluted share for fiscal fourth quarter 2012 was $0.32. This includes an estimated negative $0.08 per share impact resulting from Superstorm Sandy, the Super Supplements acquisition and Canadian start-up costs. (See Table 3.)

Tony Truesdale, Chief Executive Officer of the Company commented, “I am very pleased that we delivered another quarter and year of strong growth despite the challenges of Superstorm Sandy that we faced in the fourth quarter. Our brand and commitment to customer service, whether it is in the stores or on our website, is resonating with consumers. I am pleased that we have delivered positive comparable store sales for 29 consecutive quarters and 19 consecutive years. This performance is a testament to all the hard work and dedication that everyone at the Vitamin Shoppe puts forth every day and I would like to thank every one of them for making these achievements possible.”

Mr. Truesdale further commented, “Our performance in 2012 reflects the strength of our business model and our improving financial position provides the necessary resources to fund our growth. Initiatives undertaken in the past year, including accelerating new product development, improving our customers online shopping experience, testing small market stores and opening our first stores in Canada have positioned us well for long-term sustainable growth.”

Fiscal Fourth Quarter 2012 Results

Net sales in fiscal fourth quarter 2012 were $218.9 million compared to $214.9 million in the same period of the prior year. Sales growth in the quarter was driven by: 1) a 5.2% increase in comparable sales, 2) growth from new stores, and, 3) a 13.4% increase in ecommerce sales. Sales growth was partially offset by the impact of Superstorm Sandy which negatively impacted comparable sales by 1.6%. When compared with the same period in the prior year, fiscal fourth quarter 2012 had one less selling week. As reported last year, the extra week in fiscal fourth quarter 2011 contributed $15.6 million in revenue.

The Company opened 15 stores in the quarter and 54 for the full year. Total store count was 579 as of December 29, 2012, compared with 528 on December 31, 2011 and included the first two stores in Canada.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $2.2 million, or 1.5%, to $142.5 million for the three months ended December 29, 2012, compared with $140.3 million for the three months ended December 31, 2011.

Gross profit increased $1.9 million, or 2.5%, to $76.4 million for the fiscal 2012 fourth quarter, compared with $74.5 million for fiscal fourth quarter 2011. Gross profit as a percentage of net sales was 34.9% for the quarter ended December 29, 2012, up from 34.7% in fiscal fourth quarter 2011.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $3.4 million, or 6.0%, to $59.9 million for the quarter ended December 29, 2012, compared with $56.5 million for the quarter ended December 31, 2011. SG&A as a percentage of net sales were 27.4% for the quarter ended December 29, 2012. SG&A includes transaction related expenses for the Super Supplements acquisition of $1.3 million and Canadian start-up costs of approximately $0.4 million. SG&A expenses in fourth quarter 2011 include store closing and impairment expenses of $1.3 million. (See Table 3.) Adjusted SG&A as a percentage of net sales was 26.1% up from an adjusted 25.9% in fiscal fourth quarter 2011. This increase was primarily due to higher depreciation and amortization expenses.

Income from operations in fiscal fourth quarter 2012 was $16.5 million compared to $18.0 million in fiscal fourth quarter 2011. Income from operations for the quarter ended December 31, 2011, included $3.5 million attributable to the extra week. As a percentage of net sales, income from operations was 7.5% for the fiscal 2012 fourth quarter, compared with 8.4% for fiscal fourth quarter 2011. Adjusted operating margin was 9.1% in fiscal 4Q12 and 7.9% in fiscal 4Q11. (See Table 3.)

Net income was $9.7 million for fiscal fourth quarter 2012, compared with $9.4 million for fiscal fourth quarter 2011. Adjusted net income in fiscal fourth quarter 2012 was $12.1 million compared to $9.3 million in the same period of the prior year. (See Table 3.) This was primarily attributable to stronger sales and margin improvement.

Reported earnings per diluted share (EPS) were $0.32 in fiscal fourth quarter 2012. Adjusted EPS was $0.40 in fiscal fourth quarter 2012, compared with adjusted fourth quarter 2011 EPS of $0.31. (See Table 3.)

Balance Sheet and Cash Flow

Cash and equivalents at December 29, 2012 were $81 million, of which approximately $50 million was utilized in February of fiscal 2013 to complete the acquisition of Super Supplements. Capital expenditures were $12.2 million in the quarter and $30.8 million for the full year. Capital expenditures were used primarily for the build-out of new stores, improvements to existing stores, as well as computer equipment related to those stores. Additionally, approximately $5.0 million was expended in fiscal 2012 related to the new distribution center.

Fiscal 2012 Highlights:

•	Comparable store sales grew 8.2%, the highest annual level since 2003

•	Net sales increased 11.0%

•	Operating income rose 29.3%

•	Operating margin of 10.5%

•	Fully diluted EPS of $2.02

•	Opened 54 stores during the year, including first two in Canada

2013 Outlook

For the current year management expects:

•	Approximately 50 new stores

•	Comparable store sales growth in mid-single digits for the year

•	Capital expenditures of approximately $45—$50 million, which includes capital for the new distribution center

•

Depreciation & amortization of approximately $28 million which includes the additional depreciation from the Super Supplements acquisition. This figure is subject to change pending finalization of purchase accounting for the acquisition

•	Super Supplements acquisition is expected to be dilutive to earnings per share by approximately $0.03 which includes transaction and integration costs

•	Fully diluted shares outstanding of 30.7 million

Webcast

Management will host a conference call to discuss its fiscal fourth quarter 2012 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The online replay will be available immediately following the call. A telephonic replay will also be available beginning at 11:30 a.m. ET and can be accessed by dialing 1-877-870-5176 or for international callers, 1-858-384-5517. The passcode for the replay is 2538074. The replay will be available until 11:59 p.m. ET on March 5, 2013.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe, BodyTech and True Athlete proprietary brands. The Vitamin Shoppe conducts business through more than 580 company-operated Vitamin Shoppe retail stores, national mail order catalogs, and website, www.VitaminShoppe.com and 31 Super Supplements stores in the Pacific Northwest. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statement

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including, the risk that the operations of Super Supplements will not be integrated successfully, the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
	(13 Weeks)	(14 Weeks)	(52 Weeks)	(53 Weeks)
Net sales	$218,876	$214,856	$950,902	$856,586
Cost of goods sold	142,485	140,328	617,920	563,627

Gross profit	76,391	74,528	332,982	292,959
Selling, general and administrative expenses	59,920	56,543	233,610	216,125

Income from operations	16,471	17,985	99,372	76,834
Loss on extinguishment of debt		83		635
Interest expense, net	124	249	659	2,325

Income before provision for income taxes	16,347	17,653	98,713	73,874
Provision for income taxes	6,669	8,241	37,888	29,010

Net income	$9,678	$9,412	$60,825	$44,864

Weighted average common shares outstanding
Basic	29,893,361	28,984,731	29,473,711	28,802,103
Diluted	30,460,739	29,697,814	30,110,237	29,556,024
Net income per common share
Basic	$0.32	$0.32	$2.06	$1.56
Diluted	$0.32	$0.32	$2.02	$1.52

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

	(Unaudited)
	Three Months Ended		Fiscal Year Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
	(13 Weeks)	(14 Weeks)	(52 Weeks)	(53 Weeks)
Sales:
Retail	$194,532	$191,501	$849,765	$765,925
Direct	24,344	23,355	101,137	90,661

Net sales	$218,876	$214,856	$950,902	$856,586

Income from operations:
Retail	$37,076	$36,895	$173,300	$147,023
Direct	4,230	4,330	19,588	16,705
Corporate costs	(24,835)	(23,240)	(93,516)	(86,894)

Income from operations	$16,471	$17,985	$99,372	$76,834

Increase in comparable store net sales (a)	5.2%	6.5%	8.2%	7.4%
Depreciation and Amortization	$6,537	$5,395	$23,076	$20,300
Impairment charge on fixed assets	—	236	730	887
Impairment charge on intangible assets	—	325	—	325
Amortization of deferred financing fees	27	90	258	372

Capital Expenditures	$12,150	$9,876	$30,775	$25,046

Gross profit as a percent of net sales	34.9%	34.7%	35.0%	34.2%
Income from operations as a percent of net sales	7.5%	8.4%	10.5%	9.0%

Store Data:
Stores open at beginning of period	564	515	528	484
Stores opened	15	14	54	48
Stores closed	—	(1)	(3)	(4)

Stores open at end of period	579	528	579	528

(a) Comparable store net sales are based on a 13-week quarter and a 52-week year.

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—ADJUSTED

($ in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 29, 2012
	As Reported	Super Storm Sandy Impact	Start-up Costs	Acquisition Costs	As Adjusted
Net sales	$218,876	$3,015	$(10)	$—	$221,881
Income from operations	16,471	2,055	387	1,281	20,194
Net income	9,678	1,239	387	772	12,076
Net income per share—Diluted	$0.32	$0.04	$0.01	$0.03	$0.40

	Three Months Ended December 31, 2011
	As Reported	Impact of 14th Week	Store Closing Expenses	Impairments	Income Tax Adjustments	As Adjusted
Net sales	$214,856	$(15,557)	$—	$—	$—	$199,299
Income from operations	17,985	(3,532)	732	560	—	15,745
Net income	9,412	(2,129)	440	336	1,249	9,308
Net income per share—Diluted	$0.32	$(0.07)	$0.01	$0.01	$0.04	$0.31

TABLE 4

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—ADJUSTED

($ in thousands, except share and per share data)

(unaudited)

	Fiscal Year Ended December 29, 2012
	As Reported	Super Storm Sandy Impact	Start-up Costs	Acquisition Costs	As Adjusted
Net sales	$950,902	$3,015	$(10)	$—	$953,907
Income from operations	99,372	2,055	797	1,281	103,505
Net income	60,825	1,239	797	772	63,633
Net income per share—Diluted	$2.02	$0.04	$0.03	$0.03	$2.11

	Fiscal Year Ended December 31, 2011
	As Reported	Impact of 53rd Week	Non-income Based Tax Adjustment	Store Closing Expenses	Impairments	Income Tax Adjustments	As Adjusted
Net sales	$856,586	$(15,557)	$—	$—	$—	$—	$841,029
Income from operations	76,834	(3,532)	3,721	732	1,212	—	78,967
Net income	44,864	(2,129)	2,251	440	727	(245)	45,908
Net income per share—Diluted	$1.52	$(0.07)	$0.08	$0.01	$0.02	$(0.01)	$1.55

TABLE 5

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	December 29,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$81,168	$10,754
Inventories	137,693	121,494
Prepaid expenses and other current assets	14,572	15,130
Deferred income taxes	7,904	2,863

Total current assets	241,337	150,241
Property and equipment, net	95,401	88,677
Goodwill	177,248	177,248
Other intangibles, net	69,116	68,852
Other long-term assets	3,183	2,812

Total assets	$586,285	$487,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$88	$956
Accounts payable	22,445	21,416
Deferred sales	20,912	18,859
Accrued expenses and other current liabilities	44,439	39,667

Total current liabilities	87,884	80,898
Capital lease obligations, net of current portion	80	—
Deferred income taxes	13,011	13,725
Deferred rent	30,150	28,738
Other long-term liabilities	7,742	8,666

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at December 29, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 30,170,627 shares issued and outstanding at December 29, 2012, and 29,216,888 shares issued and outstanding at December 31, 2011	302	292
Additional paid-in capital	287,574	256,795
Accumulated other comprehensive income	1	—
Retained earnings	159,541	98,716

Total stockholders’ equity	447,418	355,803

Total liabilities and stockholders’ equity	$586,285	$487,830

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